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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Oxford Health Plans, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-92006 and 333-2464) on Form S-3 and the registration statements (Nos. 33-70908, 33-49738, 33-94242 and 333-988) on Form S-8 of Oxford Health Plans,
Inc. of our report dated February 23, 1998 relating to the consolidated balance sheets of Oxford Health Plans, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Oxford Health Plans, Inc.

                                                           KPMG Peat Marwick LLP



Stamford, Connecticut
March 30, 1998